Exhibit 10.3

FORM OF STOCK OPTION AWARD AGREEMENT

LOCKHEED MARTIN CORPORATION 2003 INCENTIVE PERFORMANCE AWARD PLAN

Grant Date: [insert date]1

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

Dear Optionee:

The Stock Option Subcommittee (the “Subcommittee”) of Lockheed Martin Corporation’s Board of Directors has awarded to you options to purchase shares of Lockheed Martin Common Stock (“Stock”) under the Lockheed Martin Corporation 2003 Incentive Performance Award Plan (the “Plan”).

This letter is your Award Agreement and sets forth some of the terms and conditions of your award. Additional terms and conditions are contained in the Plan and in the Prospectus relating to the Plan of which the Plan document and this Award Agreement are a part. You should retain the Prospectus in your records.

The term “Options” as used in this Award Agreement refers only to the nonqualified stock options awarded to you under this Award Agreement. References to the “Corporation” include Lockheed Martin Corporation and its subsidiaries.

Your award is not enforceable until the Award Agreement or a receipt has been signed by you and returned to the Office of the Vice President and Corporate Secretary.

EXERCISE PRICE

The exercise price of the Options granted hereunder is $[price] per Option. Under certain circumstances set forth in the Plan and this Award Agreement, this exercise price is subject to adjustment.

The Subcommittee presently allows the exercise price of an Option to be paid in cash, by the tender of Stock or through a combination of Stock and cash. No fractional shares of Stock may be tendered in payment, nor will fractional shares be issued. The Subcommittee retains the discretion to, at any time, limit the method of payment to cash. If you elect to pay with Stock, you must have owned the shares tendered for at least six months. If Stock is tendered, it will be valued at its Fair Market Value on the date of tender.

[1]	Items in brackets are features that vary among individual award agreements.

Grant Date: [Date]

VESTING/EXPIRATION/FORFEITURE

General Rule - An Option may not be exercised until it has vested, nor may an Option be exercised after its expiration or forfeiture. Subject to certain special rules discussed below, if you remain in the employ of the Corporation until the applicable date of vesting, the vesting schedule for your options is as follows:

First Vesting Date: [one year anniversary of Grant Date] – One-Third

Second Vesting Date: [second anniversary of Grant Date] – One-Third

Third Vesting Date: [third anniversary of Grant Date] – One-Third

If the number of Options granted cannot be evenly divided by three into whole shares, the fractional shares will vest on the Third Vesting Date. If you leave the employ of the Corporation before the date on which an Option vests, that Option is forfeited.

Vested Options, except as otherwise provided in this letter, or in the Plan, or as may be restricted by law, may be exercised for a period of ten years from the date of the grant. Options not exercised by their expiration date will be forfeited.

You should make every effort to keep the Corporate Secretary’s office informed of your current address so that we may communicate with you about your options and their current status. The Corporation cannot exercise the options for you, and so you must pay close attention to their term and any impending expiration.

SPECIAL RULES AS TO VESTING

Retirement - If you retire before the First Vesting Date, you will forfeit all of the Options in accordance with the general rule set forth above. If you retire on or after the First Vesting Date, you will vest in the remaining Options on the Second Vesting Date and the Third Vesting Date as though you had remained in the employ of the Corporation through those dates. For the purposes of this provision, the term “retirement” means retirement from service under the terms of the Corporation’s pension plan in which you are a participant.

Death or Disability - If you die or cease employment with the Corporation as a result of circumstances entitling you to the commencement of benefits under a long-term disability plan maintained by the Corporation, all unvested Options will immediately vest as of the date of death or the commencement of disability benefits.

SPECIAL RULES AS TO EXPIRATION AND FORFEITURE

Death or Disability - Options will expire at the end of their remaining term on the tenth anniversary of the award date.

Resignation, Lay-Off or Termination for Cause - If you resign or otherwise terminate, whether voluntarily or by action of the Corporation and in the latter case whether with or without “cause,” unvested Options will be forfeited upon your termination. Vested Options

Grant Date: [Date]

will expire at the end of their remaining term or 30 calendar days following your resignation or termination, whichever is shorter. If you are laid off, your options will be unaffected, and will vest and be exercisable until the end of their remaining term, in accordance with the terms of the Plan.

Divestiture - If the Corporation divests (as defined below) all or substantially all of a business operation of the Corporation and such divestiture results in the termination of the recipient’s employment with the Corporation or its subsidiaries and transfer of such employment to the other party to the divestiture, the special rules in this paragraph will apply. Your service with the other party to the divestiture will be treated as service with the Corporation and you will continue to vest in your unvested options while employed by that party as though you had remained in the employ of the Corporation. Following a divestiture, your vested options will be exercisable until the first to occur of (i) the fifth anniversary of the effective date of the divestiture; or (ii) the original expiration date (“Divestiture Expiration Date”). If you die following divestiture but prior to the Divestiture Expiration Date, all unvested options will immediately vest as of the date of death and be exercisable by your beneficiary until the Divestiture Expiration Date. For the purposes of this provision, the term “divestiture” shall mean a transaction which results in the transfer of control of the business operation divested to any person, corporation, association, partnership, joint venture or other business entity of which less than 50% of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly, by the Corporation, one or more of the Corporation’s subsidiaries or by a combination thereof.

LIMITATIONS ON EXERCISE

Notwithstanding any other provision herein, no Option may be exercised less than six months nor more than ten years after the date of grant. Further, from time to time, your ability to exercise Options which otherwise would be exercisable may be restricted, if in the opinion of counsel for the Corporation, this is necessary or advisable in order to ensure compliance with applicable Federal or state law, rules or regulations.

ASSIGNMENT/TRANSFERABILITY/BENEFICIARIES

Options may not be pledged, assigned or transferred except that Options may be transferred by will or by the laws of descent and distribution or you may provide that, upon your death, the Options are to be transferred to a beneficiary or beneficiaries that you designate. To designate a beneficiary or beneficiaries, you must complete the attached Beneficiary Designation and return it to the Office of the Vice President and Corporate Secretary (Mail Point 207).

During your lifetime, only you may exercise your Options. In the event of your death or disability, your Options may be exercised by a qualified representative of your estate, a properly designated beneficiary or beneficiaries or your guardian or authorized representative, as applicable.

Grant Date: [Date]

TAX WITHHOLDING

When you exercise an Option, the Corporation will withhold applicable taxes as required by law. The Subcommittee presently allows you to pay the withholding tax in cash, by tendering Stock or through a combination of Stock and cash. No fractional shares of Stock may be tendered in payment. The Subcommittee retains the discretion to, at any time, limit the method of payment to cash. Unlike payment of the exercise price of the Options, if you elect to pay with Stock, you need not have owned the shares tendered for at least six months. Payment must be made at the time of exercise. To the extent that cash is not tendered, the Corporation will retain from the shares of Stock that you would otherwise receive upon exercise of the Options that number of shares sufficient to satisfy the withholding obligation. If Stock is tendered or is deemed to have been tendered, it will be valued at its Fair Market Value.

Withholding will be at the minimum rate prescribed by law. Therefore, you may owe taxes relating to the exercise in addition to the amount withheld by the Corporation. If you desire, you may request that tax be withheld at greater than the minimum rate.

Special Note for Section 16 Insiders - The Corporation’s Section 16 Insiders have been informed of this fact by the Board of Directors. If you are a Section 16 Insider, your ability to satisfy your withholding obligations through the tender of Stock may be limited by the Federal securities laws. In these situations, having such treatment deemed to occur may have adverse consequences.

CHANGE OF CONTROL

In the event of a change in control of the Corporation, as defined in Section 7 of the Plan, then the vesting date of all outstanding options shall be accelerated so as to cause all outstanding options to become exercisable.

AMENDMENT AND TERMINATION OF THE PLAN OR AWARDS

As provided in Section 9 of the Plan, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Subcommittee may at any time amend this Award Agreement. Notwithstanding the foregoing, no such action by the Board of Directors or the Subcommittee shall affect this Award Agreement or the award made hereunder in any manner adverse to you without your written consent.

MISCELLANEOUS

For the purpose of calculating the expiration date of the Options, all Options will be deemed to expire at the close of trading in Lockheed Martin Corporation common stock on the New York Stock Exchange (or, if the security is not so listed or if the principal market on which it is traded is not the New York Stock Exchange, such other reporting system as shall be selected by the

Grant Date: [Date]

Committee) ten years from the award date. If the day that an Option would otherwise expire is not a day on which the Corporation is open for business, then that Option will be deemed to expire on the next day on which the Corporation is open for business. If you are on leave of absence, for the purposes of the Plan, you will be considered to still be in the employ of the Corporation unless otherwise provided in an agreement between you and the Corporation.

Neither your participation in the Plan, anything contained in this Award Agreement, nor the grant of Options shall confer upon you any right of continued employment nor limit in any way the right of the Corporation to terminate your employment at any time.

You have no rights as a stockholder to any securities covered by this Award Agreement until the date on which you become the holder of record of such securities. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Plan. In the event of a conflict between this Award Agreement and the Plan, the Plan document will control.

No award is enforceable until you properly acknowledge your acceptance by completing the electronic receipt or returning an executed copy of this Award Agreement to the Office of the Vice President and Corporate Secretary (Mail Point 207) as soon as possible. Acceptance of this Award Agreement constitutes your consent to any action taken under the Plan consistent with its terms with respect to this award. The Committee has authorized electronic means for the signature, delivery and acceptance of this Award Agreement. Assuming prompt and proper acknowledgment of this Award Agreement as described, this award will be effective as of the date of grant.

Sincerely,

Lillian M. Trippett
(On behalf of the Stock Option Subcommittee)